Exhibit 99.1
Hillman Group Capital Trust to Temporarily Defer Payment of Cash Distributions on Trust Preferred Securities
CINCINNATI, Dec. 22 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (the “Company” or “Hillman”), — Max W. Hillman, Chief Executive Officer of The Hillman Companies, Inc. announced today that, in order to retain capital, the Company’s Board of Directors has determined to temporarily defer the payment of cash distributions to holders of Trust Preferred Securities (Amex: HLM_P) beginning with the January 2009 distribution.
The Company’s decision to defer the payment of distributions to holders of Trust Preferred Securities is designed to ensure that the Company preserve cash and maintain its compliance with the financial covenants contained in its Senior Credit and Subordinated Debt Agreements. Pursuant to the Indenture that governs the Trust Preferred Securities, the Company is able to defer distribution payments to holders of the Trust Preferred Securities for a period that cannot exceed 60 months (the “Deferral Period”). During the Deferral Period, the Company is required to accrue the full amount of all distributions payable, and such deferred distributions will be immediately payable by the Company at the end of the Deferral Period. The Company anticipates that it will defer distribution payments for a period not to exceed 6 months. As a result, the Company will accrue an aggregate of $.241667 per share which represents the amount that would otherwise be paid in the January 2009 distribution.
Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico, and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.
For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.